Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Chairman Franklin D. Brown to Retire
Appoints John McDermott to Chairman of the Board of Directors

IRVINE, Calif., March 28, 2012 - Endologix, Inc. (Nasdaq: ELGX), developer and marketer of innovative treatments for aortic disorders, announced today that after a highly successful and distinguished 15-year career with the Company, Franklin D. Brown has announced his decision to retire as Chairman of the Board at the end of his current term. John McDermott, Endologix's President and Chief Executive Officer, has been appointed to the additional position of Chairman of the Board of Directors. The transition will be effective on the date of the Company's annual shareholder's meeting on May 24, 2012.

Mr. Brown joined the Company in 1997 and served in several executive leadership positions, including Chief Executive Officer from 1998 to 2003 and Chairman of the Board from 1998 to 2012.

Franklin D. Brown, Chairman of the Board, commented, “I have been privileged to be involved in the success of Endologix and the timing of this announcement is consistent with my long-term plans for retirement. The Company has achieved strong growth and substantially enhanced its new product pipeline under the leadership of John McDermott and the current Board of Directors, giving me high confidence that the Company remains in good hands.”

John McDermott, President and Chief Executive Officer, said, “On behalf of the Company and the Board of Directors, I would like to thank Frank for his long service to the Company, both as CEO and a member of the Board. We would not be in the strong position we are today without his leadership and strategic guidance.”

About Endologix, Inc.
Endologix, Inc. (the “Company”) develops and manufactures minimally invasive treatments for aortic disorders. The Company's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's Web site at www.endologix.com.

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